As filed with the Securities and Exchange Commission on March 11, 2022

Registration No. 333-251625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FTS International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	30-0780081
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Main Street

Suite 2900

Fort Worth, Texas 76102

(817) 862-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Willette

Secretary

777 Main Street, Suite 2900

Fort Worth, Texas 76102

(817) 862-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On December 23, 2020, FTS International, Inc. (the “Registrant”) filed a Registration Statement on Form S-1 (File No. 333-251625) (the “S-1”), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 31, 2020, as amended by Post-Effective Amendment No. 1 to Form S-1 on Form S-3 dated November 5, 2021, which converted the S-1 to a Registration Statement on Form S-3 (the “Registration Statement”), which was declared effective by the SEC on November 12, 2021, pertaining to the registration of up to 1,775,523 shares of Class A common stock, par value $0.01 per share, of the Registrant.

Effective as of March 4, 2022, as contemplated by the Agreement and Plan of Merger, dated as of October 21, 2021, among the Registrant, ProFrac Holdings, LLC (“ProFrac”) and ProFrac Acquisitions, Inc. (“Merger Sub”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated March 1, 2022, referred to as the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a majority-owned subsidiary of ProFrac.

As part of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, any and all securities registered under the Registration Statement that remain unsold as of the effectiveness of the Merger on March 4, 2022 and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 11, 2022.

FTS INTERNATIONAL, INC.

By:	/s/ Robert J. Willette
Robert J. Willette
Secretary

NOTE: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.